Exhibit 99.1

The Scotts Miracle-Gro Company    NEWS

ScottsMiracle-Gro Announces Results of 2015 Annual Meeting of Shareholders; Company Declares Second Quarter Dividend
Michelle A. Johnson, Thomas N. Kelly, Jr. and John R. Vines Elected to Board of Directors;
Michael Porter, PhD., to resume role as strategy consultant

MARYSVILLE, Ohio (Jan. 29, 2015) – Shareholders of The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden products, today elected Michelle A. Johnson and re-elected two current members to the Company’s Board of Directors, effective immediately, for three-year terms that expire in 2018. The actions occurred during the Company’s Annual Meeting of Shareholders.

Johnson, the former chief executive officer of Sacramento-based StudentsFirst, was appointed to the Board in August to fill a vacancy. Re-elected to the Board were Thomas N. Kelly, Jr., former executive vice president and transition integration officer at Sprint Nextel Corporation; and Lieutenant General (retired) John R. Vines, founder and chief executive officer of John R. Vines Associates consulting services.

During the meeting Chairman and CEO Jim Hagedorn praised the contributions of Alan H. Barry, 72, former president and chief operating officer of Masco Corporation, who did not stand for re-election to the Board after the expiration of his term.

“Alan’s experience in consumer products and his understanding of our retail channels have made him a critical member of our Board,” Hagedorn said. “I want to thank him for his many valuable contributions over the years and wish him well in retirement.”

Hagedorn also announced that Michael Porter, PhD., the Bishop William Laurence University Professor at Harvard Business School, is returning to and expanding upon his previous role as a strategy consultant to the Company and resigning his Board position effective immediately.

“Our shareholders have benefited greatly from our relationship with Dr. Porter for more than a decade and we have been fortunate to have him in the boardroom during the past two years,” Hagedorn said. “While the complexity of his professional schedule is prompting him to step down as a Director, I am pleased that he will resume and expand upon his previous role as a consultant to the Company on strategic issues ranging from capital allocation to acquisitions. We look forward to continue benefiting from one of the world’s leading authorities on corporate strategy.”

Separately, the Board of Directors approved the payment of a cash dividend of $0.45 per share. The dividend is payable Tuesday, March 10, 2015, to shareholders of record on Tuesday, February 24, 2015.

An archive of the Company’s 2015 Annual Meeting of Shareholders is available on the investor relations section of the ScottsMiracle-Gro website at http://investor.scotts.com.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

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Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 27% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

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The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact
Jim King
Senior Vice President,
Investor Relations and Corporate Affairs
The Scotts Miracle-Gro Company
(937) 578-5622

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